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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _3_____)*

                              ChemTrak Incorporated
          -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                   163877 10 3
          -----------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 163877 10 3                 13G               PAGE 2 OF 4 PAGES
-----------------------------                        ---------------------------

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    1      NAME OF REPORTING PERSONS
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           Prithipal Singh
           ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   / /

                                                                 (b)   / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              481,227
                      ----------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY
    OWNED BY EACH     ----------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              481,227
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               481,227
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1.

     (a)    Name of Issuer: ChemTrak Incorporated

     (b)    Address of Issuer's Principal Executive Offices:

                                                          929 East Arques Avenue
                                                          Sunnyvale, CA 94086


ITEM 2.

     (a)    Name of Person Filing:        Prithipal Singh

     (b)    Address of Principal Business Office or, if None, Residence:

                                                          929 East Arques Avenue
                                                          Sunnyvale, CA 94086

     (c)    Citizenship: U.S.

     (d)    Title of Class of Securities:       Common Stock

     (e)    CUSIP Number:     163877 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4.     OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)    Amount Beneficially Owned:          481,227*

     (b)    Percent of Class:    4.1%

     (c)    Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  481,227*
         (ii)  shared power to vote or to direct the vote:  0
        (iii)  sole power to dispose or to direct the disposition of:  481,227*
         (iv)  shared power to dispose or to direct the disposition of:  0

     * Includes 208,143 shares that may be acquired with

in 60 days after December 31, 1996 pursuant to outstanding stock options.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X .
                                                             ---

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.


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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


      Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.

ITEM 10.    CERTIFICATION

      Not Applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 13, 1997
                              Date


                          /s/ Prithipal Singh
                         -------------------------------------------------------
                         Signature


                         Prithipal Singh, Chairman & Chief Executive Officer
                         -------------------------------------------------------
                         Name/Title






































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